UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WYETH

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On January 26, 2009, Wyeth issued the following email to its employees:

Dear Colleagues:

Just moments ago, we announced that the boards of directors of Wyeth and Pfizer have approved Pfizer’s acquisition of Wyeth. Very shortly, you will receive a copy of the press release containing details about the transaction as well as an invitation to join a Global Simulcast on Monday at 3 p.m. (ET). I would like to share with you my perspective.

This decision took a great deal of thought and consideration, for us as well as for Pfizer. Pfizer has expressed strong interest in acquiring Wyeth over a period of several months because they view us as the best strategic match for them.

Let me illustrate a few reasons why we are so attractive:

•

We have created a world-class R&D organization with capabilities across three platforms – biotech, vaccines and small molecules – that is doing pioneering work in areas such as Alzheimer’s and oncology.

•

Wyeth placed an early bet on biotechnology because we recognized the important role it would play in providing life-changing medicines. Now, our research and production capabilities are among the best in the industry. We have built the world’s leading biotech product, Enbrel, and our Grange Castle, Ireland site is the largest integrated biotech manufacturing facility in the world.

•

We have focused Wyeth on prevention. We have built our Company into a global leader in vaccines. Today Prevnar is the world’s best-selling vaccine and has great future potential with Prevnar 13. We have also built a strong franchise in infant nutritionals – a first step toward building a healthy life. Our reach in disease prevention also extends to animal health vaccines that promote disease-free livestock.

•	Our broadly diversified product portfolio includes a strong OTC business known for such leading consumer brands as Advil, Centrum, and Chapstick.

This combination is unique in our industry.

We will create the premier global biopharmaceutical company. Together, we will have the #1 position in key markets around the world, more resources to invest in R&D than any other pharma company, and the ability to mobilize a wide array of technologies to bring ground-breaking products to patients more quickly, and will be better able to license innovative compounds.

You should know that the core values of the two companies are aligned and Pfizer is looking to harness the talents of the best people from both organizations. While there will be cost savings in putting these two companies together, that is not the primary motivation for this combination.

The big opportunity is combining two complementary businesses into a global leader with long-term growth potential.

This transaction provides a unique opportunity for our shareholders, who will receive a substantial cash payment at closing, as well as significant stock ownership in what we believe will be a well-positioned combined company for the future.

In the coming months, you will surely have many questions, which we will make every effort to answer. Throughout the process we will communicate regularly to tell you as much as we can, as soon as we can.

The transaction is expected to close in the second half of 2009. In the meantime, it is important for all of us to remember that we will still operate as an independent company. I am asking you to continue to execute our plans and strategies, and meet our business objectives. The best way to ensure our future success is to stay focused on our mission and continue the important work that we do on behalf of the patients who count on us.

Sincerely,

/s/ Bernard Poussot
Bernard Poussot

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Wyeth concerning the proposed merger of Wyeth with Pfizer (the “merger”) and other future events and their potential effects on Wyeth. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

In connection with the proposed merger, Pfizer intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a proxy statement/prospectus for the stockholders of Wyeth and each of Wyeth and Pfizer plan to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, WYETH’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about Wyeth and Pfizer at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Wyeth’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Wyeth, Five Giralda Farms, Madison, NJ 07940, Attention: Investor Relations, (877) 552-4744. Information about Wyeth’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Wyeth’s stockholders is set forth in Wyeth’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and Wyeth’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on March 14, 2008.